                                                                       Exhibit I

                                ESCROW AGREEMENT

                  ESCROW AGREEMENT, dated as of June 11, 1999, (the "Agreement") by and among Zuellig Group N.A., Inc., a Delaware corporation (the "ZGNA"), Hauser, Inc., a Colorado corporation (the "Company"), Zuellig Botanicals, Inc., a Delaware Corporation ("ZBI") and American Securities Transfer & Trust, Inc., as Escrow Agent (the "Escrow Agent").

                                 R E C I T A L S

                  WHEREAS, ZGNA, ZBI, the Company and certain other parties are parties to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 8, 1998, pursuant to which, among other things, the Company acquired three subsidiaries from ZGNA and ZBI in exchange for shares of Common Stock, par value $0.001 per share, of the Company (the "Common Stock");

                  WHEREAS, pursuant to the Merger Agreement, the Company and ZGNA have agreed to have the Escrow Agent hold 1,083,078 shares of Common Stock registered in the name of ZGNA, and 1,323,761 shares of Common Stock registered in the name of ZBI1 (the ratio of 45 to 55 being the "ZGNA-ZBI Ratio"), on the terms


--------
1 This amount in total will equal the lesser of (a) such number of shares of Common Stock as will result in ZGNA and ZBI owning (excluding the Escrow Shares) 42% of the shares of Common Stock outstanding after giving effect to the transaction and (b) such number of shares of Common Stock as will result in ZGNA and ZBI owning (excluding the Escrow Shares) 40% of the shares of Common Stock outstanding on a fully diluted basis after giving effect to the transaction. The shares of Common Stock for each of ZGNA and ZBI to be deposited in escrow will be in proportion to the shares of Common Stock received in the merger. For purposes of this calculation, the shares of Common Stock outstanding on a fully diluted basis shall equal the number of shares of Common Stock issued and outstanding on the Closing Date, plus all shares of Common Stock issuable (i) upon the exercise of all outstanding options or warrants to acquire shares of Common Stock (whether or not then exercisable) other than the ZGNA Option or (ii) upon conversion or exchange of any securities convertible into or exchangeable for shares of Common Stock.

and subject to the conditions set forth herein; and

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                  1. Appointment of Escrow Agent; Escrow Deposit. The Company and ZGNA hereby appoint the Escrow Agent as the escrow agent under this Agreement, and the Escrow Agent accepts such appointment according to the terms and conditions set forth herein. On the date hereof, the Company, ZGNA and ZBI have deposited with the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of, certificates ("Certificates") registered in the name of ZGNA and ZBI evidencing 1,083,078 shares and 1,323,761 shares of Common Stock, respectively (the "Escrow Shares"). The Escrow Agent shall hold, manage, administer, distribute and dispose of the Escrow Shares and Proceeds (as defined below) in accordance with the terms and conditions of this Agreement. The parties hereto acknowledge that the Escrow Shares have been pledged to Wells Fargo Bank, National Association.

                  2. Payments From Escrow. The Escrow Agent shall hold the Escrow Shares and Proceeds in escrow in accordance with this Agreement and shall make payments from the Escrow Shares and Proceeds only as follows or as provided in Section 3 below:

                  (a) On November 8, 1999 (the "Claim Expiration Date"), the Escrow Agent shall deliver the respective Escrow Shares and Proceeds to Wells Fargo Bank, National Association at 333 South Grand Avenue, Suite 1040, Los Angeles, California 90071, Attention: Carla Axelrod, unless, prior to the Claim Expiration Date, the Escrow Agent shall have received a Sale Notice (as defined below) from the Company.

                  (b) Any delivery required to be made hereunder by the Escrow Agent shall be delivered in accordance with written instructions given to the Escrow Agent by the party entitled under this Agreement to receive such delivery.

                  3. Claims. The procedure for the delivery of Escrow Shares and Proceeds shall be as follows:

                  (a) If a Paclitaxel Transaction has occurred prior to the Claim Expiration Date, the Company will provide written notice (a "Sale Notice") to the Escrow Agent and ZGNA to the effect that one or more transactions have occurred that constitute a Paclitaxel Transaction (as defined below).

                  (b) At any time up to the conclusion of the final accounting, ZGNA may request additional information regarding any Paclitaxel Transaction and the related calculations of Net Proceeds, Transaction Expenses and gross proceeds, and the Company shall provide all available financial information related to the transaction.

                  (c)      For purposes hereof:

                                    (i) a "Paclitaxel Transaction" means a sale
                  of any tangible or intangible asset of the Company (which includes any asset of its subsidiaries) which is a part of the paclitaxel business of the Company (a "Paclitaxel Asset"), whether in bulk, as a going concern, by occasional sale, or otherwise, at any time on or after December 9, 1998 and on or before October 31, 1999. Exhibit I hereto includes a non-exclusive list of assets which would be included in the category of Paclitaxel Asset.

                                    (ii) "Net Proceeds" means the gross cash
                  proceeds received by the Company on or before October 31, 1999, in connection with a Paclitaxel Transaction, less the Paclitaxel Expenses, less Accrued Termination Expenses, and less $3,000,000.

                                    (iii) "Paclitaxel Expenses" means the sum
                  of: (a) all cash expenses incurred on or after December 9, 1998, through and including October 31, 1999, in connection with the Termination of the Paclitaxel Business or in connection with any Paclitaxel Transaction, plus (b) all Accrued Termination Expenses as of October 31, 1999. Exhibit 2 hereto is a nonexclusive list of cash expenses that would be considered Paclitaxel Expenses.

                                    (iv) "Accrued Termination Expenses" means
                  the estimated present value as of October 31, 1999, of the cash cost of disposing of all Paclitaxel Assets and otherwise with respect to Termination of the Paclitaxel Business which have not been disposed of by the Company as of October 31, 1999. Present value shall be calculated using an interest rate of eight percent (8%). Accrued Termination Expenses is not based upon accounting write-offs or write downs and is solely calculated on an estimated cash expenditure basis. Exhibit 3 hereto is a non-exclusive list of possible Accrued Termination Expenses.

                                    (v) "Termination of the Paclitaxel Business"
                  means those activities necessary to be done so that the

                  Company no longer owns assets or employs personnel used in the paclitaxel business or has liabilities related to the paclitaxel business other than liabilities in connection with the performance of normal functions related to sold inventory (such as stability testing and historical types of warranty performance obligations, but actual pending warranty claims to the extent not covered by insurance shall be a liability that shall be an expense). Assets or personnel that are utilized in other parts of the Company's business are not considered as part of a Termination of the Paclitaxel Business to the extent that such utilization is bona fide, so that, for example, the bona fide use for herbal industry purposes of laboratory equipment that was previously used in paclitaxel research would result in there not being an expense charged for that equipment.

                  (d) The Escrow Agent shall within five (5) days furnish ZGNA with a copy of any Sale Notice received by it.

                  (e) If any Sale Notice has been given, then the following procedures shall apply:

                  The Company, ZGNA and ZBI shall meet within ten (10) days after the Claim Expiration Date to determine each element of the calculation of the Net Proceeds. The parties shall freely share information and attempt to agree on the final amount of the Net Proceeds within thirty (30) days after the Claim Expiration Date. If the parties cannot agree within forty five (45) days after the Claim Expiration Date, they shall submit the matter to arbitration as provided for in the Merger Agreement. The parties (or arbitrator) shall then jointly direct the Escrow Agent to cause the disbursement of the Escrow Shares and Proceeds to the Company, ZGNA and ZBI by directing the Company's transfer agent to cancel the Escrow Shares in an amount equal to the number (the "Canceled Shares") derived by dividing the Net Proceeds by $3.50 and as between ZGNA and ZBI in the ZGNA-ZBI Ratio. The Canceled Shares shall be specified in a notice from the Escrow Agent to the Company and ZGNA and in the event of a fractional share the number of shares to be canceled shall be rounded down to the next whole share. The Company shall promptly deliver stock certificates for the balance of the Escrow Shares to the Escrow Agent, registered in the name of ZGNA and ZBI, respectively, and bearing all the legends on the Certificates. All Proceeds shall follow the Escrow Shares to which the Proceeds relate and shall be disbursed to the person receiving the respective Escrow Share (except for Escrow Shares delivered to the Company's transfer agent), and any reference herein to delivery of Escrow Shares (except to the transfer agent) shall include delivery of Proceeds.

                  (f) If at the end of the forty-five day period after the end of the Claim Expiration period the parties have not agreed on the number of Canceled Shares, within three business days thereafter the parties will issue instructions to the Escrow Agent specifying the number of Escrow Shares which are in dispute ("Disputed Escrow Shares"), the number to be Canceled Shares and the number to be delivered to ZGNA and ZBI as provided in the preceding subparagraph. The Escrow Agent and the Company shall take all steps necessary to issue certificates to ZGNA and ZBI in respect of such shares and to cause residual certificates representing the Disputed Escrow Shares to be delivered to the Escrow Agent.

                  Certificates representing the Disputed Escrow Shares shall be released by the Escrow Agent from the escrow only either (i) in accordance with a joint written instruction by ZGNA and the Company or (ii) if and to the extent consistent with a copy of a final judgment by or order of a court of competent jurisdiction with respect to which any period of time to appeal such judgment or order shall have lapsed pertaining to the Disputed Escrow Shares, sent to the Escrow Agent by ZGNA or the Company, in any case accompanied by a certification that any period of time to file an appeal of such judgment or order has lapsed and no such appeal has been filed or is otherwise pending (a "Final Determination").

                  4. Conditions to Escrow. The Escrow Agent agrees to hold the Escrow Shares and Proceeds and to perform in accordance with the terms and provisions of this Agreement. The Company, ZBI and ZGNA agree that the Escrow Agent does not assume any responsibility for the failure of the Company or ZGNA to perform in accordance with the Merger Agreement or this Agreement. The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to the Escrow Agent's rights, duties, liabilities and immunities:

                  (a) The Escrow Agent may conclusively rely, and shall be protected in acting or refraining from acting upon, any written notice, certification, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and effectiveness of its provisions but also as to the truth and accuracy of any information therein contained which the Escrow Agent reasonably believes to be genuine and to have been signed and presented by the proper party or parties. Should it be necessary for the Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, fiduciary, or individual acting on behalf of another party hereto, it shall not be necessary for the Escrow Agent to inquire into such corporation's, fiduciary's or individual's authority, capacity, existence or identity. The Escrow Agent is also relieved from the necessity of satisfying itself as to the authority of the persons executing this Agreement in a representative capacity. It is understood that any references herein to joint instructions or joint written instructions or words of similar import include any instructions signed in counterpart.

                  (b) The Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence or willful misconduct.

                  (c) The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or the duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel. The reasonable costs of such counsel's services shall be paid to the Escrow Agent in accordance with Section 7 below.

                  (d) The Escrow Agent shall have no duties except those which are expressly set forth herein and it shall not be bound by (i) the Merger Agreement or any agreement of the other parties hereto (whether or not it has any knowledge thereof) or by any notice of a claim, or demand with respect thereto, or (ii) any waiver, modification, amendment, termination or rescission of this Agreement unless the Escrow Agent agrees thereto in writing.

                  (e) The Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving notice in writing of such resignation specifying a date (no earlier than 30 days following the date of such notice) when such resignation will take effect, provided, however, that until a successor escrow agent is appointed by ZGNA and the Company and such successor accepts such appointment, the Escrow Agent shall continue to hold the Escrow Shares and otherwise comply with the terms of this Agreement; provided further that the parties to this Escrow Agreement agree to use their best efforts to mutually agree on a successor escrow agent within 30 days after the giving of Escrow Agent's notice and if no such successor escrow agent shall be appointed within 30 days of the Escrow Agent providing its notice, the Escrow Agent may, at the expense of the Company and ZGNA, (i) appoint a successor escrow agent which shall be a national or state-chartered banking, trust or savings association, (ii) petition any court of competent jurisdiction for the appointment of a successor escrow agent or (iii) may deposit the Escrow Shares and Proceeds ("Escrow Deposit") with the Clerk of the United States District Court for the District of

Colorado, or with the office of the clerk of registry of any other court of competent jurisdiction, at which time the Escrow Agent's duties hereunder shall terminate. Any successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties of the predecessor escrow agent as if originally named as escrow agent. The resigning Escrow Agent shall thereupon be discharged from any further obligations under this Escrow Agreement.

                  (f) Upon delivery of all of the entire Escrow Shares to ZGNA, to the Transfer Agent for cancellation in full, or to ZGNA after prior delivery to the Transfer Agent, as the case may be, and the Proceeds, pursuant to the terms of Section 3 above, or to a successor escrow agent, the Escrow Agent shall thereafter be discharged from any further obligations hereunder. The Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees (not subject to appeal) of any court of competent jurisdiction which may be filed, entered or issued, and, if it shall so comply or obey, it shall not be liable to any other person by reason of such compliance or obedience.

                  (g) The Escrow Agent shall not have any responsibility or liability for the completeness, correctness or accuracy of any transactions between ZGNA and ZBI, on the one hand, and the Company, on the other hand.

                  (h) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Escrow Shares or Proceeds which, in its sole opinion, are in conflict with either other instructions received by it or any provision of this Agreement, it shall without liability of any kind, be entitled to hold the Escrow Shares and Proceeds pending the resolution of such uncertainty to the Escrow Agent's sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise, or the Escrow Agent, at its option, may, in final satisfaction of its duties hereunder, deposit the Escrow Shares and Proceeds with the Clerk of the United States District Court for the District of Colorado or with the office of the clerk of registry of any other court of competent jurisdiction.

         5. Indemnification. From and at all times after the date of this Escrow Agreement, the Company, ZBI and ZGNA (the "Indemnifying Parties") shall, except as otherwise hereinafter provided, to the fullest extent permitted by law, indemnify and hold harmless Escrow Agent and each partner, employee, attorney, agent and affiliate of Escrow Agent, (collectively, the "Indemnified Parties") against any and all actions, claims

(whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation the Indemnifying Parties, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify the Indemnifying Parties in writing, and the Indemnifying Parties shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel, (who may be selected by such Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party, except that the Indemnifying Parties shall be required to pay such fees and expenses if (i) the Indemnifying Parties agree to pay such fees and expenses (ii) the Indemnifying Parties shall fail, in the reasonable discretion of such Indemnified Party, to employ counsel satisfactory to the Indemnified Party in any such action of proceeding, (iii) the Indemnifying Parties are the plaintiff in any such action or proceeding, or
(iv)the named parties to any such action or proceeding (including any impleaded parties) include both Indemnified Party and the Indemnifying Parties, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Parties, the Indemnifying Parties shall be liable to pay fees and expenses of counsel pursuant to the preceding sentence. All such fees and expenses payable by the Indemnifying Parties pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. The obligations of the Indemnifying Parties under this Section 5 shall survive any termination of this Escrow Agreement and the resignation or renewal of Escrow Agent.

                  6. Banking Days. If any date on which the Escrow Agent is required to make a delivery pursuant to the provisions hereof is not a banking day, then the Escrow Agent shall make such investment or delivery on the next succeeding banking day.

                  7. Escrow Costs; No Right of Set-off. The Escrow Agent shall be entitled to be paid a fee for its services pursuant to the attached Fee Schedule and to be reimbursed for its reasonable costs and expenses hereunder (including reasonable counsel fees), which fees, costs and expenses shall be paid from time to time by the Company. Nothing in this Section 7 limits the Escrow Agent's rights against the Company and ZGNA for the payment of amounts due to the Escrow Agent under Section 5 above or the Escrow Agent's fees, costs and expenses hereunder.

                  The Escrow Agent acknowledges and agrees that it is holding the Escrow Shares and Proceeds in its capacity as escrow agent and that it has no right to apply amounts in the Escrow Deposit against any obligations of (a) the other parties to this Agreement that do not arise under this Agreement or
(b) the Company.

                      8. Proceeds, Investment of Proceeds; Split Adjustment; Voting.

                  (a) The term "Proceeds" means, as to each Escrow Share, any stock, cash or other dividend or distribution (whether or not liquidating or a return of capital) made in respect of an Escrow Share, including any resulting from a subdivision, combination or reclassification of the outstanding capital stock of the Company or as a result of a merger, consolidation, acquisition or other exchange of assets, to which the Company may be a party or otherwise.

                  (b) The Escrow Agent may invest all cash Proceeds in an insured savings account in a United States federal or state chartered bank with total assets in excess of $100,000,000, and the Escrow Agent shall have no obligation to maximize the rate of return thereof. The Escrow Agent has no duty to convert any Proceeds received in any form other than cash, to cash, and may hold any such non-cash Proceeds in the form received.

                  (c) The number of Escrow Shares to be treated as Canceled Shares and Disputed Shares shall be equitably adjusted for stock splits, stock dividends paid in capital stock of the

Company, and stock combinations, in respect of Common Stock. ZGNA and the Company shall deliver joint instructions to Escrow Agent as to such adjustment.

                  (d) ZGNA and ZBI shall be entitled to exercise all voting rights as to all Escrow Shares other than Canceled Shares.

                      9.  Miscellaneous.

                  (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts made and to be performed entirely within such State.

                  (b) Paragraph and Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

                      (c)  Notices.

                      (i) All communications under this Agreement shall be in writing and shall be delivered by hand, by facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

                  (1) if to ZGNA or ZBI, at 2550 El Presidio Street, Long Beach, California 90810-1193 (facsimile: (310) 637-3644), marked for the attention of President, or at such other address as ZGNA may have furnished the Company in writing (with a copy to Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019-6099, Attention: Harvey L. Sperry, Esq. (facsimile:
                  212-728-8111), or at such other address it may have furnished the Company and the Escrow Agent in writing), or

                  (2) if to the Company, at 5555 Airport Boulevard, Boulder, Colorado 80301 (facsimile: (303) 441-5802), marked for the attention of Dean Stull, or at such other address as the Company may have furnished ZGNA in writing (with a copy to Chrisman, Bynum & Johnson, P.C., 1900 Fifteenth Street, Boulder, Colorado 80302, Attention: Laurie Glasscock, Esq. (facsimile: 303-449-5426) or at such other address as it may have furnished in writing to ZGNA and the Escrow Agent), or

                  (4) if to the Escrow Agent and Transfer Agent, at American Securities Transfer & Trust, Inc., 938 Quail Street, Suite 101, Lakewood, Colorado 80215 (facsimile: (303) 234-5340), marked for the attention of Corporate

                  Trust Department, or at such other address as it may have furnished in writing to ZGNA, the Company and the Escrow Agent).

                      (ii) Any notice so addressed shall be deemed to be given: if delivered by hand or by facsimile, on the date of such delivery; if delivered by courier, on the first business day following the date of the delivery to the courier; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

                  (d) Expenses and Taxes. Each party shall pay its own fees and expenses incurred in connection with the transactions contemplated hereby.

                  (e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

                  (f) Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and ZGNA. No course of dealing between the Company and ZGNA nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of either party hereto.

                  (g) Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

                  (h) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

                   (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the date first written above.

                                HAUSER, INC.

                                By: /s/ David I. Rosenthal
                                    -----------------------------------------
                                    Name: David I. Rosenthal
                                    Title: Chief Financial Officer

                                ZUELLIG GROUP N.A., INC.

                                By: /s/ Volker Wypyszyk
                                   ------------------------------------------
                                   Name: Volker Wypyszyk
                                   Title: President and Chief Executive Officer

                                ZUELLIG BOTANICALS, INC.

                                By: /s/ Ralph L. Heimann
                                    -----------------------------------------
                                    Name: Ralph L. Heimann
                                    Title: President, Treasurer and Secretary

                                AMERICAN SECURITIES TRANSFER & TRUST, INC.

                                By: /s/ Cathy Haggerty
                                    -----------------------------------------
                                    Name: Cathy Haggerty
                                    Title: Client Services Manager

                                By: /s/ Jennifer Owens
                                    -----------------------------------------
                                    Name: Jennifer Owens
                                    Title: Corporate Trust Officer

                                   * * * * * *

                                    EXHIBIT 1

                                Paclitaxel Assets

Non-exclusive list of Paclitaxel Assets includes:

         Bulk paclitaxel inventory (any volume amounts)

         Fixed assets and other tangible assets primarily used in paclitaxel production, testing and research

         Technology, patents, license, and contract rights related primarily to paclitaxel and paclitaxel technology

         Taxanees, sidesteams, and other derivative products related primarily to paclitaxel and paclitaxel technologies

         Proceeds from royalties derived primarily from paclitaxel and paclitaxel technology

         Goodwill associated with the foregoing

                                    EXHIBIT 2

                               Paclitaxel Expenses

Non-exclusive list of Paclitaxel Expenses includes:

         Costs to complete production of sold bulk paclitaxel from which Hauser has received cash

         Costs of analytical and stability process requirements

         Legal costs

         Salaries, travel etc. for purposes of exiting the paclitaxel business

         Plant shutdown costs

         Cash costs of terminating yew tree cultivar contracts

                                    EXHIBIT 3

                          Accrued Termination Expenses

Non-exclusive list of Accrued Termination Expenses includes:

         Estimated future cash costs to terminate yew tree cultivar contracts

         Pending warranty claims on paclitaxel assets not covered by insurance

                                   STOCK POWER

                  FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to ____________________________, ________ shares of Common Stock, par value $0.001 per share, of Hauser, Inc., a Delaware corporation, represented by Certificate No. _____________(the "Stock"), standing in the name of the undersigned on the books of said corporation and does hereby irrevocably constitute and appoint _______________________ as the undersigned's true and lawful attorney, for it and in its name and stead, to sell, assign and transfer all or any of the Stock, and for that purpose to make and execute all necessary acts of assignment and transfer thereof; and to substitute one or more persons with like full power, hereby ratifying and confirming all that said attorney or substitute or substitutes shall lawfully do by virtue hereof.

Dated:  __________________

                                       ZUELLIG GROUP N.A., INC.

                                       By:
                                       Name:
                                       Title:

Executed in presence of:


------------------------
Name:

                                   STOCK POWER

                  FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to ____________________________, ________ shares of Common Stock, par value $0.001 per share, of Hauser, Inc., a Delaware corporation, represented by Certificate No. ____________(the "Stock"), standing in the name of the undersigned on the books of said corporation and does hereby irrevocably constitute and appoint _______________________ as the undersigned's true and lawful attorney, for it and in its name and stead, to sell, assign and transfer all or any of the Stock, and for that purpose to make and execute all necessary acts of assignment and transfer thereof; and to substitute one or more persons with like full power, hereby ratifying and confirming all that said attorney or substitute or substitutes shall lawfully do by virtue hereof.

Dated:  __________________

                                       ZUELLIG Botanicals, INC.

                                       By:
                                       Name:
                                       Title:

Executed in presence of:


------------------------
Name:

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